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Carolina Power & Light Company
STATEMENTS OF CASH FLOWS
                                                                     Three Months Ended               Twelve Months Ended
                                                                          March 31                          March 31
(In thousands)                                                   1998            1997              1998           1997
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Operating Activities
  Net income                                                     $   86,571      $  82,262         $  392,626     $   355,193
  Adjustments to reconcile net income to net cash provided
  by operating activities
      Depreciation and amortization                                 145,161        140,358            570,015         473,933
      Harris Plant deferred costs                                       812          6,257             14,225          19,418
      Deferred income taxes                                         (23,457)       (25,819)           (64,184)         90,374
      Investment tax credit                                          (2,552)        (2,558)           (10,226)        (10,392)
      Deferred fuel cost (credit)                                     6,578          9,614            (28,005)         (2,134)
      Net (increase) decrease in receivables, inventories
        and prepaid expenses                                        (22,432)       (16,813)          (116,835)        (66,031)
      Net increase (decrease) in payables and accrued
        expenses                                                     43,230        (23,345)            60,161             (59)
      Miscellaneous                                                 (13,131)        23,784             22,276          37,395
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        Net Cash Provided by Operating Activities                   220,780        193,740            840,053         897,697
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Investing Activities
  Gross property additions                                          (77,334)       (75,547)          (323,992)       (356,377)
  Nuclear fuel additions                                            (56,104)       (21,616)           (95,997)        (82,808)
  Contributions to external decommissioning trust                   (10,251)       (10,298)           (30,679)        (30,683)
  Contributions to retiree benefit trusts                                 -        (21,096)                 -         (21,096)
  Net cash flow of company-owned life insurance program                 273            837            137,944          47,357
  Miscellaneous                                                     (19,971)        (8,285)           (66,419)        (24,117)
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        Net Cash Used in Investing Activities                      (163,387)      (136,005)          (379,143)       (467,724)
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Financing Activities
  Proceeds from issuance of long-term debt                                -              -            199,075               -
  Net increase (decrease) in short-term debt
     (maturity less than 90 days)                                         -         86,976           (149,200)         74,478
  Net increase (decrease) in commercial paper classified as
     long-term debt                                                  34,130              -            (69,970)         84,443
  Retirement of long-term debt                                       (1,476)       (61,427)           (43,459)       (273,733)
  Redemption of preferred stock                                                                       (85,850)
  Purchase of Company common stock                                                                    (23,418)        (23,288)
  Dividends paid on common and preferred stock                      (70,628)       (69,324)          (279,144)       (272,574)
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        Net Cash Used in Financing Activities                       (37,974)       (43,775)          (451,966)       (410,674)
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Net Increase in Cash and Cash Equivalents                            19,419         13,960              8,944          19,299
Cash and Cash Equivalents at Beginning of the Period                 14,426         10,941             24,901           5,602
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Cash and Cash Equivalents at End of the Period                   $   33,845      $  24,901         $   33,845     $    24,901
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Supplemental Disclosures of Cash Flow Information
Cash paid during the period - interest                           $   55,957      $  53,101         $  174,367     $   192,290
                              income taxes                       $    6,070      $     804         $  294,959     $   141,499



Noncash Activities
In June 1997, Strategic Resource Solutions Corp., a wholly-owned subsidiary, purchased all remaining shares of Knowledge Builders, Inc. (KBI). In connection with the purchase of KBI, the Company issued $20.5 million in common stock and paid $1.9 million in cash.


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See Supplemental Data and Notes to Consolidated Interim Financial Statements.

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